Exhibit 99.1

FULL CIRCLE CAPITAL CORPORATION ANNOUNCES

THIRD QUARTER FISCAL 2015 EARNINGS

-         Raised $37.9 Million in Net Proceeds Through Successful Rights Offering -

-         Net Investment Income of $2.0 Million or $0.17 per Share -

-         Closed $15.7 Million in New Investments Thus Far in Calendar 2015 -

Greenwich, Connecticut – May 11, 2015 – Full Circle Capital Corporation (Nasdaq: FULL) (the “Company”) today announced its financial results for the third quarter of fiscal 2015 ended March 31, 2015.

Financial Highlights for the Fiscal Third Quarter Ended March 31, 2015:

➢	Successfully completed rights offering, generating approximately $37.9 million in net proceeds and the issuance of approximately 11.2 million shares of common stock. The proceeds will be used by the Company for the origination of new investments in accordance with its investment objective, and for working capital and other general corporate purposes.

➢	Originated $2.0 million in investments. Repayments or realizations from portfolio companies and sales were $6.4 million.

➢	Increased total investment income 35% to $4.3 million, compared with $3.2 million for the prior-year quarter.

➢	Net investment income (“NII”) grew 40.6% to $2.0 million, or $0.17 per share, compared with $1.4 million, or $0.15 per share, in the prior-year quarter.

➢	Net realized and unrealized losses were $0.3 million, consisting of unrealized gains on investments of $3.2 million and realized losses on investments of $3.5 million.

➢	Net increase in net assets from operations was $1.7 million, or $0.14 per share.

➢	Per share amounts are based on approximately 12 million weighted average shares outstanding compared to 9.4 million weighted average shares outstanding for the third quarter of fiscal 2014, reflecting capital markets activities completed during calendar 2014 and 2015.

As of March 31, 2015:

➢	Net asset value was $4.43 per share and portfolio fair value was $121.0 million

➢	Weighted average portfolio interest rate was 10.53%.

➢	89% of portfolio company investments were first lien senior secured loans.

On May 5, 2015, the Board of Directors declared monthly distributions for the first quarter of fiscal 2016 as follows:

Record Date	Payment Date	Per Share Amount
July 31, 2015	August 14, 2015	$0.035
August 31, 2015	September 15, 2015	$0.035
September 30, 2015	October 15, 2015	$0.035

These distributions equate to a $0.42 annualized distribution rate, or a current annualized yield of 12.0%, based on the closing price of the Company’s common stock of $3.50 per share on May 8, 2015.

“Our fiscal third quarter was highlighted by the successful completion of our rights offering, and we appreciate the strong vote of confidence shown by our shareholders in our current positioning and overall investment strategy,” said Gregg Felton, President and Chief Executive Officer of Full Circle Capital Corporation. “With the proceeds from the rights offering, we began to deploy capital in April toward new opportunities from our transaction pipeline as we closed on $13.7 million in new investments. We expect to continue to invest our available capital over the next couple of quarters but intend to focus on those selective investments which offer the appropriate risk-reward characteristics.”

“The current annualized distribution rate of 42 cents reflects the near doubling of our share count and we believe our distribution has been set at a sustainable level,” added Mr. Felton. “Furthermore, in order to better ensure that we are able to cover the distribution while we hold excess uninvested capital, our investment adviser has agreed to waive its base management and incentive fees to the extent required in order for the Company to earn net investment income sufficient to fully support each monthly distribution through the end of fiscal 2016. With this further alignment of management and shareholder interests, as well as our broadened investment approach, we believe we are well positioned to build shareholder value.”

Third Quarter Fiscal 2015 Results

The Company’s net asset value at March 31, 2015 was $4.43 per share. During the quarter, the Company generated $4.3 million of interest income compared to $2.5 million in the third quarter of fiscal 2014, an increase of 70.8%. Income from fees and other sources in the quarter totaled $0.1 million, compared to $0.7 million in the prior-year quarter.

The Company recorded NII of $2.0 million, or $0.17 per share, in the quarter ended March 31, 2015 compared to $1.4 million, or $0.15 per share, in the quarter ended March 31, 2014. Per share amounts for the quarter ended March 31, 2015 are based on approximately 12 million weighted average shares outstanding compared to 9.4 million weighted average shares outstanding for the quarter ended March 31, 2014, reflecting additional capital raises completed by Full Circle Capital in calendar 2014 and 2015.

Net realized and unrealized losses in the quarter were $0.3 million. Net unrealized appreciation of $3.2 million, inclusive of the reversal of previously unrealized losses now realized, was comprised of $1.1 million of net unrealized appreciation on equity investments and $2.1 million of net unrealized appreciation on debt investments. Realized losses on investments were $3.5 million. Net increase in net assets resulting from operations was $1.7 million, or $0.14 per share.

During the quarter ended March 31, 2015 the Company added $2.0 million in new loans to one new portfolio company. Repayments from portfolio companies during the second quarter were $6.4 million from three portfolio companies.

At March 31, 2015, the Company’s portfolio included debt investments in 27 companies at an average of $4.3 million per investment. The weighted average interest rate on debt investments was 10.53%. At fair value, 89% of portfolio investments were first lien loans, 7% were second lien loans and 4% were equity investments. Approximately 78% of the debt investment portfolio, at fair value, bore interest at floating rates. The loan-to-value ratio on the Company’s loans was 66% at March 31, 2015 compared to 64% at March 31, 2014.

Subsequent Events

Subsequent to March 31, 2015, the Company has closed $13.7 million in new investments:

On April 1, 2015, the Company purchased $3.2 million of $23.5 million in subordinated notes issued by GC Pivotal, LLC, a data connectivity service company. The notes bear interest at 11.00% and have a final maturity of December 31, 2020.

On April 22, 2015 and May 4, 2015, the Company purchased an additional $5.0 million in principal of $210 million senior secured notes for US Shale Solutions, Inc., an oil and gas field services company, for $2.5 million. The notes bear interest at 12.50% and have a final maturity of September 1, 2017.

On April 29, 2015, the Company purchased $8.0 million of $43.0 million in senior secured notes issued by Sundberg America, LLC, an appliance parts distributor. The notes bear interest at 9.50% and have a final maturity of April 29, 2020.

Conference Call Details

Management will host a conference call at 4:30 pm ET today to discuss results. A live webcast of the conference call and accompanying slide presentation will be available at http://ir.fccapital.com. Please access the website approximately 10 minutes before the conference call begins.

To participate in the call, please call (888) 228-5271 (domestic toll-free) or (913) 312-1279 (international) and reference PIN: 8793012.

A webcast replay of the call, along with an archived copy of the presentation, will be available at http://ir.fccapital.com for one year following the call.

An audio replay will also be available until May 18, 2015, by dialing (877) 870-5176 (toll-free) or (858) 384-5517 (international), PIN: 8793012.

About Full Circle Capital Corporation

Full Circle Capital Corporation (www.fccapital.com) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Full Circle lends to and invests in senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by lower middle-market companies that operate in a diverse range of industries. Full Circle’s investment objective is to generate both current income and capital appreciation through debt and equity investments. For additional information visit the company’s website www.fccapital.com.

Forward-Looking Statements

This press release contains forward-looking statements which relate to future events or Full Circle's future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Full Circle's filings with the Securities and Exchange Commission. Full Circle undertakes no duty to update any forward-looking statements made herein.

Company Contact:	Investor Relations Contacts:
John Stuart, Chairman	Garrett Edson/Brad Cohen
Gregg J. Felton, President and Chief Executive Officer	ICR, LLC
Full Circle Capital Corporation	(203) 818 – 1089
(203) 900 – 2100
info@fccapital.com

  FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	March 31, 2015	June 30, 2014
	Unaudited
Assets
Control Investments at Fair Value (Cost of $19,288,955 and $20,253,149, respectively)	$8,746,959	$17,539,057
Affiliate Investments at Fair Value (Cost of $24,237,661 and $20,177,115, respectively)	17,258,161	14,588,417
Non-Control/Non-Affiliate Investments at Fair Value (Cost of $97,774,155 and $123,605,311, respectively)	94,976,588	118,063,285
Total Investments at Fair Value (Cost of $141,300,771 and $164,035,575, respectively)	120,981,708	150,190,759

Cash	2,187,047	-
Deposit with Broker	-	2,525,000
Interest Receivable	1,595,553	1,016,726
Principal Receivable	102,800	207,233
Due from Affiliates	349,623	4,273
Due from Portfolio Investments	151,911	135,288
Stock Subscriptions Receivable	39,220,724	-
Prepaid Expenses	135,703	57,470
Other Assets	1,320,968	750,326
Deferred Offering Expenses	189,324	-
Deferred Debt Issuance Costs	872,948	947,937
Deferred Credit Facility Fees	339,753	449,350

Total Assets	167,448,062	156,284,362

Liabilities
Due to Affiliates	983,634	891,966
Bank Overdraft	-	821,316
Accrued Liabilities	50,001	184,857
Due to Broker	-	25,000,221
Payable for Investments Acquired	-	24,900,172
Distributions Payable	800,585	766,683
Interest Payable	91,524	45,254
Other Liabilities	655,766	1,076,800
Accrued Offering Expenses	1,201,303	35,828
Line of Credit	27,207,560	8,435,463
Notes Payable 8.25% due June 30, 2020	33,809,749	21,145,525

Total Liabilities	64,800,122	83,304,085
Commitments and contingencies	-	-

Net Assets	$102,647,940	$72,980,277

Components of Net Assets
Common Stock, par value $0.01 per share (100,000,000 authorized; 11,949,034 and 11,443,034 issued and outstanding, respectively; 11,205,921 and 0 subscribed, respectively)	$119,490	$114,430
Paid-in Capital in Excess of Par	133,657,741	92,103,666
Distributions in Excess of Net Investment Income	(1,163,168)	(131,251)
Accumulated Net Realized Losses	(9,647,060)	(5,261,752)
Accumulated Net Unrealized Losses	(20,319,063)	(13,844,816)
Net Assets	$102,647,940	$72,980,277

Net Asset Value Per Share	$4.43	$6.38

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Investment Income
Interest Income from Non-Control/Non-Affiliate Investments	$3,310,605	$1,308,432	$9,486,149	$4,839,103
Interest Income from Affiliate Investments	629,108	673,896	1,835,289	1,984,549
Interest Income from Control Investments	317,431	510,038	1,280,177	1,452,149
Dividend Income from Control Investments	-	80,293	-	114,704
Other Income from Non-Control/Non-Affiliate Investments	38,256	603,190	573,587	1,966,552
Other Income from Affiliate Investments	625	3,275	94,667	12,156
Other Income from Control Investments	12,500	12,500	37,500	37,500
Total Investment Income	4,308,525	3,191,624	13,307,369	10,406,713

Operating Expenses
Management Fee	545,564	364,352	1,699,451	1,156,099
Incentive Fee	419,559	351,594	1,335,651	1,141,230
Total Advisory Fees	965,123	715,946	3,035,102	2,297,329

Allocation of Overhead Expenses	53,511	43,604	127,028	142,315
Sub-Administration Fees	65,195	50,000	194,999	150,000
Officers’ Compensation	75,913	75,529	227,739	226,396
Total Costs Incurred Under Administration Agreement	194,619	169,133	549,766	518,711

Directors’ Fees	49,750	26,125	138,446	86,375
Interest Expenses	1,119,639	623,091	3,299,116	2,062,570
Professional Services Expense	149,698	112,629	509,292	467,110
Bank Fees	8,910	9,941	30,099	45,409
Other	142,326	128,380	402,720	379,015

Total Gross Operating Expenses	2,630,065	1,785,245	7,964,541	5,856,519

Expense Reimbursement	(299,476)	-	(830,523)	-

Total Net Operating Expenses	2,330,589	1,785,245	7,134,018	5,856,519

Net Investment Income	1,977,936	1,406,379	6,173,351	4,550,194
Net Change in Unrealized Gain (Loss) on Investments	3,165,547	1,751,729	(6,474,247)	(3,698,474)
Net Realized Gain (Loss) on:
Non-Control/Non-Affiliate Investments	(3,458,023)	224,320	(4,186,132)	(946,449)
Affiliate Investments	44,461	-	44,461	-
Control Investments	(71,953)	-	(242,389)	-
Foreign Currency Transactions	-	(906)	(1,248)	(838)
Net Realized Gain (Loss)	(3,485,515)	223,414	(4,385,308)	(947,287)
Net Increase (Decrease) in Net Assets Resulting from Operations	$1,657,968	$3,381,522	$(4,686,204)	$(95,567)

Earnings (Loss) per Common Share Basic and Diluted	$0.14	$0.36	$(0.39)	$(0.01)
Net Investment Income per Common Share Basic and Diluted	$0.17	$0.15	$0.52	$0.56
Weighted Average Shares of Common Stock Outstanding Basic	11,949,034	9,419,350	11,925,027	8,177,036
Weighted Average Shares of Common Stock Outstanding Diluted	11,990,011	9,419,350	11,925,027	8,177,036

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	Three months ended March 31. 2015	Three months ended March 31, 2014	Nine months ended March 31, 2015	Nine months ended March 31, 2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Per Share Data (1) :
Net asset value at beginning of period	$5.48	$7.09	$6.38	$8.01
Accretion (dilution) from offering(s) (2)	(0.96)	0.00	(0.92)	0.00
Offering costs	(0.06)	(0.03)	(0.06)	(0.03)
Net investment income	0.17	0.15	0.52	0.56
Net change in unrealized gain (loss)	0.29	0.18	(0.52)	(0.53)
Net realized gain (loss)	(0.29)	0.02	(0.37)	(0.14)
Dividends from net investment income	(0.17)	(0.15)	(0.52)	(0.56)
Return of capital	(0.03)	(0.06)	(0.08)	(0.11)
Net asset value at end of period	$4.43	$7.20	$4.43	$7.20

(1)	Financial highlights are based on weighted average shares outstanding.
(2)	Accretion and dilution from offering(s) is based on the net change in net asset value from each follow-on offering.